Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Heritage Financial Group, Inc.
Albany, Georgia

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of Heritage Financial Group, Inc. for the year ended December 31, 2010, and have issued our report thereon dated March 31, 2011.  We have also audited the statement of assets acquired and liabilities assumed by HeritageBank of the South, a wholly-owned subsidiary of Heritage Financial Group, Inc. (collectively, “the Company”), pursuant to the Purchase and Assumption Agreement dated as of August 19, 2011 (the “Agreement”).  This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of assets acquired and liabilities assumed by HeritageBank of the South based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed by HeritageBank of the South is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by HeritageBank of the South as of  August 19, 2011 is fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
October 28, 2011

Statement of Assets Acquired and Liabilities Assumed
by HeritageBank of the South
(a wholly owned subsidiary of Heritage Financial Group, Inc)
(dollars in thousands)

Assets acquired:	August 19, 2011
Cash and due from banks	$6,264
Securities available for sale	22,295
Loans	68,084
Other real estate owned	4,669
FDIC loss-share receivable	30,464
Core deposit intangible	850
Accrued interest receivable and other assets	3,694
Total assets acquired	136,320
Cash received to settle the acquisition	3,540
Total assets acquired net of cash settlement	139,860

Liabilities assumed:
Deposits	137,212
Other liabilities	1,448
Total liabilities assumed	138,660

Net assets acquired	$1,200

The accompanying notes are an integral part of these financial statements

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
by HERITAGEBANK OF THE SOUTH
(a wholly-owned subsidiary of HERITAGE FINANCIAL GROUP, INC)

Note 1 — FDIC-Assisted Acquisition of Certain Assets and Liabilities of First Southern National Bank

On August 19, 2011 (the “Closing Date”), HeritageBank of the South  (the “Bank”), a wholly-owned subsidiary of Heritage Financial Group, Inc  (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) by and among the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of First Southern National Bank Statesboro, Georgia (“First Southern”), the Bank and the FDIC acting in its corporate capacity, pursuant to which the Bank acquired a  majority of all assets and  assumed a majority of all liabilities of First Southern (the “Acquisition”).

First Southern operated one branch located in Statesboro, Georgia. The Bank assumed all of the deposits of First Southern, totaling $137.2 million at fair value. Additionally, the Bank acquired loans with an estimated fair value of $68.1 million and an unpaid principal balance of $108.0 million and other real estate owned (“OREO”) having a fair value of $4.7 million. Investment securities available for sale totaling $22.3 million at fair value were also purchased. Most of the acquired loans and all of the OREO are covered by loss-sharing agreements between the FDIC and the Bank.

The assets acquired and liabilities assumed in the Acquisition are presented at their estimated fair values as of the Closing Date. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 below. These fair value estimates are considered preliminary and are subject to change after the Closing Date as additional information related to the Closing Date fair values become available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase prices. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the Closing Date.

Note 2 — Loss-sharing Agreement and FDIC Loss-share Receivable (Indemnification Asset)

As part of the Agreement, the Bank and the FDIC entered into certain loss-sharing agreements. Pursuant to the terms of these loss-sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to certain loans and OREO begins with the first dollar of loss incurred. Approximately $114.2 million in pre-Acquisition book value and commitments of assets, which include single-family residential mortgage loans, commercial real estate, commercial and industrial loans, and OREO, are covered under these agreements. The amounts covered by the loss-sharing agreements are the pre-Acquisition book values of the underlying assets, the contractual balance of unfunded commitments that were acquired and certain future net direct costs. The FDIC will reimburse the Bank for 80% of all losses with respect to covered assets of First Southern. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreements. Certain other assets of First Southern were acquired by the Bank that are not covered by loss-sharing agreements with the FDIC. These assets include investment securities purchased at fair market value, other tangible assets, and consumer loans.

The loss-sharing agreements applicable to single-family residential mortgage (“SF”) loans provides for FDIC loss sharing and Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss-sharing agreement applicable to commercial and other loans (“Non-SF”) and other assets provides for FDIC loss sharing for five years and Bank reimbursement of recoveries to the FDIC for eight years, in each case as described above.

The following table summarizes the assets covered by the loss-sharing agreements, the amount covered by the FDIC and the fair value (dollars in thousands):

			Loss Sharing Certificate
Assets subject to loss-sharing:	Amounts Covered	Fair Value	SF certificate (10 years for losses)	Non-SF certificate (5 years for losses)
Loans	$99,197	$68,084	$20,651	$78,546
OREO	8,645	4,669	7,080	1,565
Total	$107,842	$72,753	$27,731	$80,111

The loss-sharing agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the loss-sharing agreements were recorded as indemnification assets on the statement of assets acquired and liabilities assumed by the Bank at their estimated fair value of $30.5 million as of the Closing Date. The FDIC loss share indemnification assets reflect the present value of the expected net cash reimbursement related to the loss-sharing agreements described above.

Note 3 — Basis of Presentation

The Bank has determined that the Acquisition constitutes a business acquisition as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their estimated fair values as required. Fair values were determined based on the requirements of ASC Topic 820, Fair Value Measurements. In many cases the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities and the fair value determination of each involves significant estimates and assumptions.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the amounts reported in the audited statement of assets acquired and liabilities assumed by the Bank. The most significant assumptions related to this statement concern the estimates of fair value.

Cash, cash items, due from banks and federal funds sold, interest-bearing deposits in banks and the Federal Reserve account

The carrying amount of these assets is a reasonable estimate of fair value based on their short term nature. Cash items consist of items that are readily convertible into cash and have maturities less than three months.

Investment Securities

Investment securities were acquired at their fair values at pricing supplied by an independent third party investment broker.

Loans

Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, accrual status, fixed or variable interest rate, term of loan, prepayments, whether or not the loan was amortizing and a discount rate reflecting the Bank’s assessment of risk inherent in the cash flow estimates. Loans were grouped together according to similar characteristics and were treated in the certain groups when applying various valuation techniques.

The Bank has used the provisions of ASC 310, Loans and Debt Securities Acquired with Deteriorated Credit Quality, which applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC 310 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans which fall under the scope of this standard.  As of the Closing Date, the preliminary estimate of the contractually required payments receivable for all ASC 310 loans acquired in the Acquisition was $127.0 million and the estimated fair value of the loans was $68.1 million, net of an accretable yield of $21.9 million, the difference between the value of the loans on our balance sheet and the cash flows they are expected to produce. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments. As of the Closing Date, a majority of these loans were valued based on the liquidation value of the underlying collateral because the future cash flows are primarily based on the liquidation of underlying collateral. There was no allowance for credit losses established related to these FASB ASC 310 loans as of the Closing Date, based on the provision of this standard.

Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (ASC Topic 310-20 approach) or an accounting policy based on expected cash flows (ASC Topic 310-30 approach).  As such, the Bank believes analogizing to ASC Topic 310-30 is the more appropriate option to follow in accounting for the credit portion of the fair value discount. By doing so, the non-ASC Topic 310-30 loans are only being accreted up to the value that the acquirer expected to receive at acquisition of the loan.

Core deposit intangible

This core deposit intangible asset represents the value of the relationships that First Southern had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Other Real Estate Owned (OREO)

First Southern had $4.7 million in OREO and foreclosed properties at fair value, which included all real estate, other than bank premises used in bank operations, owned or controlled by First Southern, including real estate acquired in settlement of loans. Properties are recorded at their estimated fair values as of the Closing Date. Fair values of OREO are determined by sales agreement or appraisal, and costs to sell are based on estimation per the terms and conditions of the sales agreement or terms customary for real estate transactions.

FDIC loss-share receivable (Indemnification asset)

The FDIC loss-share receivable is measured separately from the related loans and OREO acquired as they are not contractually embedded in the assets and are not transferable with the assets should the Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss-sharing agreements based on the expected reimbursements for losses and the applicable loss-sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures.

Other Assets, Accrued Expenses and Other Liabilities

All other assets, accrued expenses and other liabilities are recorded at First Southern book value which was determined to approximate fair value as of the Closing Date. Other assets include a cash receivable primarily related to the sale of one First Southern investment purchased at its fair value totaling $1.1 million and stock in the Federal Home Loan Bank (“FHLB”) of Atlanta purchased at its fair value totaling $720,000.

Deferred taxes

As a result of the $2.0 million bargain purchase gain on the Acquisition, the Bank recorded an $800,000 deferred tax liability, related to the difference between the financial statement and tax basis of the acquired loans and OREO and FDIC loss-share receivable. Deferred taxes are reported based upon the principles in ASC Topic 740, Income Taxes, and are calculated based on the estimated federal and state income tax rates currently in effect for the Bank.

Deposits

The fair values used for the demand, savings, and money market deposits that comprise the accounts acquired in the Acquisition equal, by definition, the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to the contractual interest rates as of the Acquisition date.

Note 4 — Net Assets Acquired

Under the terms of the Agreement, the FDIC agreed to transfer to the Bank (i) certain assets subject to loss-sharing agreements at book value, (ii) certain assets that are not subject to the loss-sharing agreements at a contractually-specified purchase price, (iii) certain assets at fair value and (iv) certain liabilities at book value.

Details related to the transfers, as of the Closing Date, are as follows:

August 19, 2011 (dollars in 000’s)

Net assets assumed per purchase and assumption agreement Cash received from the FDIC to settle the transaction	$11,577
Purchase accounting adjustments	3,540
Loans	(39,925)
OREO	(4,000)
FDIC loss-share receivable	30,464
Deposits	(506)
Core deposit intangible	850
Other liabilities	(800)
Net asset acquired	$1,200

 Note 5 — Investment Securities

The table below reflects the type of investment securities acquired and related fair value as of the Closing Date (dollars in thousands):

Security Type	Fair Value	Average Yield	Average Maturity (Years)
Agency MBS	$9,198	2.07%	4.31
Taxable Municipal	12,846	4.15%	11.46
Municipal	251	4.40%	2.53
	$22,295	3.29%	8.41

Note 6 — Loans

The following table presents information regarding the loan portfolio acquired as of the Closing Date at fair value (dollars in thousands):

	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans, at fair value
Construction and Land	$4,888	$3,604	$8,492
Farmland	-	4,709	4,709
Residential 1-4 Perm	2,058	26,302	28,360
Nonresidential	2,522	9,814	12,336
Commercial	71	8,897	8,968
Consumer	44	5,175	5,219
	$9,583	$58,501	$68,084

The acquired portfolio contained both fixed and variable rate loans. The following table provides information about the portfolio according to loan rate type and at fair value as of the Closing Date (dollars in thousands):

				Fair Value Amounts with:
	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Construction and Land	$3,604	6.39%	4.91	$3,593	$11
Farmland	4,709	6.90%	5.33	4,259	450
Residential 1-4 Perm	26,302	6.26%	9.60	21,661	4,641
Nonresidential	9,814	6.43%	8.20	6,609	3,205
Commercial	8,897	5.98%	2.93	8,062	835
Consumer	5,175	5.76%	4.52	4,983	192
Nonperforming	9,583	0.00%	-	9,583	-
	$68,084	5.38%	6.25	$58,750	$9,334

A significant of the acquired portfolio shows some deterioration of credit quality; therefore, it is likely that the loan portfolios actual maturity and yields will differ from the amounts shown above.

There are no unused commitments for troubled debt restructurings as of the Closing Date.

Loans are placed on non-accrual status when it has been determined that the full collection of principal and interest is doubtful, typically when the loan becomes 90 days past due. Payments received on non-accrual loans are applied to principal until all past due principal payments have been recovered and then applied to interest. Non-accrual loans may be returned to accrual status once the borrower is current on all past due principal and interest payments and payment performance under the terms of the borrowing agreement have been maintained for six months and future payments are likely to continue for the foreseeable future. Delinquency is determined based on the contractual terms of the loan agreements.

The following table presents purchased loans accounted for under ASC Topic 310-30 as of the Closing Date:

August 19, 2011 (dollars in thousands)
Contractually-required principal and interest	$127,042
Non-accretable difference	(36,994)
Cash flows expected to be collected	$90,048
Accretable yield	(21,964)
Fair value of loans accounted for under ASC 310-30	$68,084

Note 7 — Intangible Assets

The statement of assets acquired and liabilities assumed reflects a core deposit intangible asset of $850,000 as of the Closing Date. The core deposit intangible asset will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed ten years. The Bank will review the valuation of this intangible asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Bank will record the impairment as an expense in its consolidated statement of operations.

In connection with the Acquisition, the fair value of the assets acquired exceeded the consideration paid. Accordingly, no goodwill was recorded as a result of the Acquisition and the Bank recorded a pre-tax bargain purchase gain of $2.0 million.

Note 8 — Deposits

Deposits assumed consist of the following as of the Closing Date:

	August 19, 2011
	Fair Value	Weighted Average Contractual Yield
	(dollars in thousands)
Non-interest bearing demand deposits	$17,192	0.00%
Interest bearing demand deposits	19,511	0.77%
Savings and money market	20,360	0.76%
Time deposits	80,149	1.46%
Total	$137,212	1.08%

As of the Closing Date, the scheduled maturities of time deposits with balances of more than $250,000 were as follows:

August 19, 2011 Fair Value (dollars in thousands)
0 – 3 months	$338
3 – 6 months	3,765
6 – 12 months	1,018
Over one year	819
Total	$5,940

As of the Closing Date, a portion of the acquired time deposits were concentrated in national or out-of-market deposit accounts that had no identifiable relationship with the Bank. In accordance with certain guidelines, the Company adjusted the contractual rates of the out-of-market time deposits to levels deemed to be market level rates. Customers whose rates were adjusted had the right to redeem their time deposits without a penalty for early withdrawal (dollars in thousands).

Contractual maturity	Balance	Contractual Yield	Adjusted Yield	Percentage deemed out-of-market
0-3 months	$3,612	2.31%	0.10%	100.0%
3-6 months	7,413	0.85%	0.10%	100.0%
6-12 months	3,079	1.35%	0.10%	100.0%
1-2 years	4,954	1.22%	0.10%	100.0%
over 2 years	198	3.79%	0.10%	100.0%
	$19,256	1.33%	0.10%	100.0%

Note 9 — Subsequent Events

The Bank has evaluated subsequent events through the time of filing this Current Report on Form 8-K/A. There were no reportable events.